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                                                                      EXHIBIT 15


Board of Directors and Shareholders
Provident Companies, Inc.


We are aware of the incorporation by reference in the Registration Statements (Form S-8 No. 33-47551, Form S-8 No. 33-88108 and Form S-8 No. 33-62231)
pertaining to the Provident Life and Accident Insurance Company MoneyMaker, A Long-Term 401(k) Retirement Savings Plan, the Provident Life and Accident Insurance Company Stock Option Plan of 1994 and the Provident Life and Accident Insurance Company Employee Stock Purchase Plan of 1995 and in the Registration Statements (Form S-3 No. 333-17849 and Form S-3 No. 333-25009) of our report dated November 7, 1997 relating to the unaudited condensed consolidated interim financial statements of Provident Companies, Inc. which is included in its Form 10-Q for the quarter ended September 30, 1997. All of the shares of Class B Common Stock of Provident Life and Accident Insurance Company of America were exchanged for shares of Provident Companies, Inc. pursuant to an Agreement and Plan of Share Exchange effective December 27, 1995.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                               ERNST & YOUNG LLP


Chattanooga, Tennessee
November 7, 1997